Exhibit 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Vice President (510) 668-7000	For Release 8:00 a.m. EDT October 19, 2004

Exar Corporation Reports Second Quarter Fiscal 2005 Results

FREMONT, Calif., Oct 19, 2004 — Exar Corporation (Nasdaq: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported second quarter fiscal 2005 results. Revenue for the quarter ended September 30, 2004 was $14.2 million down 12.9% sequentially from $16.3 million recorded in the prior quarter and down 12.7% from $16.2 million for the same period last year. For the first six months of fiscal 2005, revenue was $30.5 million down 5.5% from $32.2 million for the same period in fiscal 2004.

Network and transmission product revenue in the quarter ended September 30, 2004 was down 18.3% from the prior quarter and up 35.7% from the same period last year. Serial communications product revenue decreased 9.5% from the prior quarter and was flat as compared to the same period a year ago. The Company believes the revenue decline for network and transmission product is a result of reduced inventories held by OEM customers and a recent softness in market demand. The Company also believes that the revenue decline for serial communications product is attributable primarily to inventory reduction in the distribution channel.

Second quarter fiscal 2005 operating income was $0.26 million, which includes a gain of $1.2 million from previously disclosed settled litigation matters, as compared to operating income of $0.04 million for the previous quarter and operating income of $0.32 million for the same period last year. Net income on lower revenue for the quarter was $1.9 million as compared to net income of $1.3 million in the previous quarter and a net loss of $4.4 million for the second quarter fiscal 2004, which included a $6.0 million asset impairment write-down.

For the quarter just ended, EPS was $0.04 per diluted share, of which $0.02 was attributable to the gain on settled litigation matters referenced above, as compared to $0.03 per diluted share for the first quarter fiscal 2005 and a loss of $0.11 per diluted share for the same period last year.

“Current market conditions continue to provide limited visibility,” said Roubik Gregorian, acting president and CEO. “Nonetheless, we will continue to drive our product development activities consistent with cost control measures. Our strong balance sheet, expanding product portfolio and design win activities provide a solid foundation for future growth as market conditions improve.”

In the last fiscal quarter Exar’s cash and marketable securities increased by approximately $4.0 million to $442.0 million. This increase comes after a repurchase of approximately $2.0 million of common stock on the open market during the quarter which is part of the $40.0 million stock repurchase program previously approved by the board of directors.

Product Summary

Exar released three new six-channel DS3/E3/STS-1 Line Interface Units (LIUs) all leveraging the Company’s pioneering R3 Technology (Reconfigurable, Relayless Redundancy) that provides key design flexibility benefits to OEM customers. In addition, the Company expanded its clock and timing portfolio by adding a new family of Intelligent Dynamic Clock Switch (IDCS) products. With these new devices, and the programmable skew clocks announced earlier this year, Exar becomes one of a few companies providing both timing capabilities to the market addressing a wide range of mission-critical applications including wireless base stations, network switches, routers, and storage among others. Exar also added to its SONET/SDH portfolio with an OC-48 transceiver. The device has a combination of industry-leading, market-first capabilities that distinguish it from competitive solutions. These characteristics are ideal for a variety of networking applications including add-drop multiplexers, cross-connect equipment, optical modules, routers and switch/router combinations.

Regulatory Compliance/Current Business Outlook

Exar adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. Exar will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the fiscal quarter ending December 31, 2004, Exar is forecasting revenue to be approximately flat with the prior quarter. The Company projects EPS to be approximately $0.02 per diluted share for the third fiscal quarter of 2005.

Earnings Conference Call

Exar invites investors, financial analysts, and the general public to listen to its conference call discussing the Company’s financial results for the second quarter fiscal 2005, today, Tuesday, October 19, at 1:30 p.m. EDT. To access the conference call, please dial 877-221-5858 by 1:20 p.m. EDT. In addition, a live webcast will also be available. To access the webcast, please go to Exar’s investors’ homepage at: www.exar.com. A replay of the call will be available starting at 5:30 p.m. EDT today until 8:00 p.m. EDT on October 26, 2004. To access the replay, please dial 800-642-1687 and use conference ID number 1267542.

Safe Harbor Statement

The Company’s statements about its future financial performance are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global economic and industry conditions, such as the level of capital spending, specifically in telecommunications, and data communications markets; continued softness in demand for network and transmission products; excess inventory levels in the distribution channel relative to customer demand; possible disruption in commercial activities as a consequence of terrorist activity, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products; competitive factors, such as pricing or competing solutions, customer ordering patterns; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 31, 2004, and Form 10-Q for the fiscal quarter ended June 30, 2004.

About Exar

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly-integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive families of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2004 revenues of $67.2 million, and employs approximately 265 people worldwide. For more information about the Company visit www.exar.com.

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EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	SEPTEMBER 30, 2004	MARCH 31, 2004
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$442,181	$436,996
Accounts receivable, net	4,755	7,198
Inventories	4,015	4,183
Other current assets	5,970	4,853

Total current assets	456,921	453,230

Property, plant and equipment, net	27,931	28,919
Other long-term investments	3,459	3,374
Deferred income taxes, net	10,313	10,313
Other non-current assets	46	49

Total assets	$498,670	$495,885

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$15,103	$15,349
Long-term obligations	244	265

Total liabilities	15,347	15,614

Total stockholders’ equity	483,323	480,271

Total liabilities and stockholders’ equity	$498,670	$495,885

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	SEPTEMBER 30, 2004	JUNE 30, 2004	SEPTEMBER 30, 2003	SEPTEMBER 30,
				2004	2003
Net sales	$14,181	$16,287	$16,237	$30,468	$32,246
Cost of sales	4,522	5,256	5,848	9,778	11,687

Gross profit	9,659	11,031	10,389	20,690	20,559

Operating expenses:
Research and development	5,371	5,659	5,433	11,030	10,958
Selling, general and administrative	5,231	5,331	4,636	10,562	9,336

Total operating expenses	10,602	10,990	10,069	21,592	20,294

Gain on legal settlement	1,208	—	—	1,208	—

Income from operations	265	41	320	306	265

Interest income and other, net	1,951	1,588	1,737	3,539	3,715
Loss on other long-term investments	—	—	(6,000)	—	(6,000)

Total other income (loss), net	1,951	1,588	(4,263)	3,539	(2,285)

Income before income taxes	2,216	1,629	(3,943)	3,845	(2,020)

Provision for income taxes	347	326	453	673	876

Net income (loss)	$1,869	$1,303	$(4,396)	$3,172	$(2,896)

Earnings (loss) per share:
Basic earnings per share	$0.05	$0.03	$(0.11)	$0.08	$(0.07)

Diluted earnings (loss) per share	$0.04	$0.03	$(0.11)	$0.07	$(0.07)

Shares used in the computation of earnings per share:

Basic	41,400	41,261	40,481	41,331	40,375

Diluted	42,198	42,419	40,481	42,309	40,375